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                                                                Exhibit 2


                            FIRST AMENDMENT TO THE
                               RIGHTS AGREEMENT
                                   BETWEEN
                     NATIONAL SEMICONDUCTOR CORPORATION
                                     AND
                     THE FIRST NATIONAL BANK OF BOSTON


     THIS FIRST AMENDMENT TO THE RIGHTS AGREEMENT (this "First Amendment"), is made and entered into between National Semiconductor Corporation, a Delaware corporation (the "Company") and the First National Bank of Boston, a national banking association (the "Rights Agent"), with respect to that certain Rights Agreement, dated as of August 8, 1988 (the "Original Agreement").

     The parties to this First Amendment are all of the parties to the Original Agreement. The parties to this First Amendment desire to amend the Original Agreement as hereinafter set forth. Capitalized terms used in this First Amendment without definition have the meanings given them in the Original Agreement.

     Section 22 of the Original Agreement is amended and modified to read in full as follows:

     Section 22. ISSUANCE OF NEW RIGHT CERTIFICATES. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of share of Common Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to shares of Common Stock so issued or sold pursuant to the exercise of stock options or otherwise under any employee plan or arrangement, which plan or arrangement is existing as of the Distribution Date, or upon the exercise, conversion or exchange of any other securities issued by the Company on or prior to the Distribution Date,
(b) shall, with respect to shares of Common Stock so issued or sold by the Company upon exercise, conversion or exchange, in whole or in part, of any or all of the 6.5% Convertible Subordinated Notes due October 1, 2002 issued pursuant to that certain Indenture dated as of September 15, 1995 as may be amended from time-to-time, between the Company and The First National Bank of Boston, a national banking association, as Trustee, and (c) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificates shall be issued if, and to the extent that, the Company


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shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificates would be issued, and (ii) no such Right Certificates shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made pursuant to this Agreement in lieu of the issuance thereof.

     The amendments to the Original Agreement made in this First Amendment shall be effective as of October 31, 1995.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment effective as of October 31, 1995.



                                      NATIONAL SEMICONDUCTOR CORPORATION

Attest:



By   /s/ NANCY LUDGUS                 By   /s/ JOHN M. CLARK III
  -----------------------------         --------------------------------
     Assistant Secretary                   Senior Vice President, General
                                           Counsel and Secretary

[SEAL]



Attest:



By    /s/ DUANE P. KNUTSON            By   /s/ GEOFFREY D. ANDERSON
  ------------------------------        -------------------------------
      Senior Account Manager               Senior Account Manager

[SEAL]